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                                                                   EXHIBIT 10(G)

                                                               February 22, 1995

Frederick G. Stueber, Esq.
2253 Delamere Drive
Cleveland Heights, Ohio 44106

Dear Fred:

     It is with pleasure that we extend to you an offer to join The Lincoln Electric Company. Your position would be Vice President, General Counsel and Secretary and you would report to me.

     Your compensation will include an annual base salary of $200,000, payable according to our standard payroll schedule. Such salary will be subject to our normal area wage index, except for any periods during which the then current indexed salary would be reduced. For such periods, the salary paid will be unchanged until the multiplier causes the indexed salary to exceed the salary being paid.

     The monthly premiums for basic medical insurance as offered to Lincoln employees generally will be paid by the Company. All employees of the Company, unless they are on a spousal waiver, may select from one of the following plans:
(Super Blue) Blue Cross/Blue Shield, QualChoice, HMO Health Ohio, or Kaiser. At the present time, the monthly premiums for family plans vary from $367.84 to $462.24 depending on the plan selected.

     The Lincoln Electric Company will provide you with $10,000 of term life insurance. You may optionally subscribe to an additional $40,000 of term life at your expense and at a rate available to other Lincoln Electric employees. Our employees pay the accidental death and dismemberment provision of the company-paid life insurance, as well as any contributory insurance. In your case this would amount to $18.50 per month in the form of a payroll deduction. You will also be included in a $750,000 accidental death insurance program, with lesser payments for other consequences as a result of an accident.

     You will participate in the Lincoln Electric retirement annuity program in the same manner as other employees of the Company. Additionally, you will participate in a non-qualified, non-funded Supplemental Executive Retirement Plan (SERP), which includes an accrual opportunity for forty years of service with the Company and normal retirement at age 65 or later. In this regard, we will credit you with seventeen years at your starting date. The plan is designed to provide at age 65, 65 percent of the average income of the three best years out of the previous seven. The 65 percent will be made up of: our qualified plan, social security and retirement benefits under any retirement or annuity program provided by previous employers (but not including self-employment) and our non-qualified plan. The applicable terms and conditions of the Plan, as approved by the Board of Directors in September 1994, will be made available to you.

     We will also credit you with the same seventeen year period referenced above for purposes of the Company's vacation program. Normally, we provide two weeks of paid vacation after one year of full time employment, three weeks after thirteen years, four weeks after twenty years, and five weeks after twenty-five years. Thus, you will be entitled to three weeks of vacation during your first year. The seventeen years' credit relating to the Supplemental Executive Retirement Plan and vacation schedule will also be credited to all other applicable benefit programs (excluding Quarter Century Club membership and service pin entitlements).

     You will be eligible to participate in the Company Employee Stock Purchase Plan and ESOP in the same manner as other qualified Lincoln Electric employees, i.e., any service and eligibility requirements shall be deemed satisfied from the first day of employment. You will also be eligible to participate in the recently adopted 401(k) plan and top-hat deferred compensation plan each in accordance with its terms.

     You have indicated that the ability to participate meaningfully in equity ownership plans is an important term of your employment, and you will receive an initial award of 2,500 shares of Restricted Stock under the Company's 1988 Incentive Equity Plan. The award will vest in installments of 25 percent each on the third

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through sixth anniversaries of your employment date and will be on the other terms contained in the form of award agreement attached as Appendix A.

     Although the Company will not be obligated to continue your employment for any period, you will be entitled to severance pay if the Company terminates your employment without cause. "Cause" for purposes of this paragraph means commission of an act that constitutes a felony. The amount of severance pay will be equal to three times your base salary as in effect at the time of termination (increased by any bonus paid in the preceding year) if that termination occurs before the Restricted Stock is fully vested. Thereafter, through your tenth anniversary, the amount of severance pay will be equal to your base salary as in effect at the time of termination (increased by any bonus paid in the preceding year). However, any amount payable will be subject to reduction as necessary so that no amount you receive from the Company will be subject to the excise tax imposed on "parachute payments" by Section 4999 of the Internal Revenue Code. This severance pay arrangement will also apply if there is a Change in Control (as defined in the attached form of Restricted Stock Agreement) of the Company and your employment is terminated before the tenth anniversary of your employment date, but only if your employment is terminated by the Company or its successor without cause (as defined above) or if you decide to terminate your employment because of a significant reduction in your compensation, position or duties or because the principal location of your work is moved more than 25 miles from Cleveland.

     Should the Board of Directors decide in the future that other change in control provisions are necessary in certain employment agreements to ensure continuity of management, you will be considered a key officer for possible inclusion in lieu of the foregoing arrangement if you so desire. You will also be entitled to the benefits of the Company's standard Indemnification Agreement for officers in the form attached as Appendix B.

     On or before your second anniversary with Lincoln, we will review with you the terms of your employment for the purpose of developing a new base salary and incentive compensation package that is consistent with the incentive policies applicable to Lincoln Electric officers and employees generally. At that time, it will be determined whether it would be appropriate for you to join in the Lincoln cash bonus program that is available to other employees or participate in some other incentive compensation arrangement. Our expectation is that we would work out a new overall compensation package, but that your total expected cash compensation at that point will be at least equal to your then existing base salary. If you join the bonus program at that time, medical insurance will cease to be paid by the Company; rather, the cost will be deducted from your bonus, as is the case with our employees who receive a bonus who are not otherwise covered by a spousal waiver.

     You have indicated that your ability to perform as an effective General Counsel will be facilitated by the availability of various support services that are itemized on Appendix C. The Company agrees with your assessment and authorizes you, effective upon your employment, to arrange for such services.

     Naturally, this offer of employment is subject to approval of its terms by the Compensation Committee and to action by the Board of Directors electing you to the offices specified above. It is contemplated that your employment would begin upon receipt of these approvals in February and that the award of Restricted Stock and Indemnification Agreement would thereupon be immediately effective.

     We look forward to a long and productive relationship.

                                          Sincerely,

                                          Chairman and Chief Executive Officer

ACCEPTED:

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Date

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                                                                      APPENDIX C

                             LEGAL SUPPORT SERVICES

1. The employment of a legal secretary who meets both the standards of the General Counsel as well as prevailing Company standards. Approximate base salary of $30,000, with two weeks paid vacation.

2. Adequate LAN word processing and computer systems for in-house lawyers, compatible with existing Company systems and reasonably priced.

3. The employment, at a competitive rate, of at least one additional part-time lawyer, experienced in private practice, to facilitate efficient in-house services.

4. Funds to provide basic in-house reference materials, as determined by the General Counsel.

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                                                                      APPENDIX A

                          THE LINCOLN ELECTRIC COMPANY

                           RESTRICTED STOCK AGREEMENT

     WHEREAS, Frederick G. Stueber (hereinafter called the "Grantee") is a key employee of The Lincoln Electric Company, (hereinafter called the "Company"); and

     WHEREAS, this award of Restricted Stock to the Grantee pursuant to the Company's 1988 Incentive Equity Plan (the "Plan") and the execution of a Restricted Stock Agreement (hereinafter called the "Agreement") substantially in the form hereof were authorized previously by the Compensation Committee of the Company's Board of Directors, effective on the date of execution (the "Date of Grant").

     NOW, THEREFORE, the Company, pursuant to its 1988 Incentive Equity Plan (the "Plan"), has this day granted (the "Date of Grant") to the Grantee, a total of Two Thousand Five Hundred (2,500) shares of Common Stock, without par value ("Common Stock"), of the Company subject to the terms and conditions of the Plan and the following terms, conditions, limitations and restrictions:

     1. The Common Stock subject to this grant shall be fully paid and nonassessable and shall be represented by a certificate or certificates registered in the Grantee's name, endorsed with an appropriate legend referring to the restrictions hereinafter set forth. The Grantee shall have all the rights of a stockholder with respect to such stock, including the right to vote the stock and to receive all dividends paid thereon, provided that such stock, together with any additional stock which the Grantee may become entitled to receive by virtue of a stock dividend, a merger or reorganization in which the Company is the surviving company or any other change in the capital structure shall be subject to the restrictions hereinafter set forth. As long as any of the shares of Common Stock subject to this grant are subject to the risk of forfeiture referred to in Section 2 hereof, the Company may, at its option, require the Grantee to exchange any of the shares received pursuant to this Agreement (together with any such additional shares) for shares of any other class of common equity of the Company having the same aggregate fair market value.

     2. The Common Stock subject to this grant shall be subject to forfeiture in the event of the termination of the Grantee's employment with the Company. Such risk of forfeiture shall lapse as to one fourth of the Shares of Common Stock covered hereby upon the third, fourth, fifth and sixth anniversaries of the Date of Grant. Shares of Common Stock that are subject to such risk of forfeiture may not be sold, exchanged, assigned, transferred, pledged or otherwise disposed of by the Grantee except to the Company. Any purported transfer in violation of the provisions of this section shall be void, and the purported transferee shall obtain no rights with respect to such stock.

     3. If the Grantee's employment with the Company is terminated before the sixth anniversary of the Date of Grant other than as a result of the Grantee's death or disability, the shares of Common Stock subject to this grant with respect to which the restrictions referred to in Section 2 hereof remain in effect shall be forfeited to the Company. If the Grantee's employment with the Company is terminated before the sixth anniversary of the Date of Grant as a result of the Grantee's death or Disability, the restrictions referred to in
Section 2 hereof shall immediately thereupon lapse and terminate.

     4. During the period in which the transferability and forfeiture restrictions provided in Section 2 hereof are in effect, the certificates representing the Common Stock covered by this grant shall be retained by the Company, together with the accompanying stock power signed by the Grantee and endorsed in blank.

     5. In the event of a "Change in Control" as hereinafter defined, the restrictions on the Common Stock subject to this grant provided in Section 2 hereof shall thereupon lapse and terminate. For the purposes of this section, a Change in Control shall occur upon the happening of any of the following events:

          (a) The Company is merged or consolidated or reorganized into or with another company or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the

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     combined voting power of the then-outstanding securities of such company or person immediately after such transaction is held in the aggregate by the holders of the then outstanding securities entitled to vote generally in election of the directors of the Company ("Voting Stock") of the Company immediately prior to such transaction;

          (b) The Company sells or otherwise transfers all or substantially all of its assets to any other company or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding securities of such company or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer; or

          (c) Any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 30% or more of the outstanding capital stock of the Company having voting power in the general election of directors, excluding (i) any Person or group of Persons who are officers, directors or employees of the Company or any Subsidiary as of the date hereof or are related by blood or marriage to the descendants of James F. or John C. Lincoln, including any trusts or similar arrangements for any of the foregoing and any foundations established by any of the foregoing and (ii) any underwriter or syndicate of underwriters acting on behalf of the Company in a public offering of the Company's securities and any of their transferees.

     6. The Grantee hereby acknowledges that federal and state income, payroll or other applicable taxes may apply with respect to this grant. If the Company determines, in its sole discretion, that withholding is required, the Grantee agrees by the acceptance of this grant that such withholding may be accomplished through withholding from the cash compensation due to the Grantee from the Company an amount sufficient to satisfy the full withholding obligation. If withholding pursuant to the foregoing sentence is insufficient (in the sole judgment of the Company) to satisfy the full withholding obligation, the Grantee agrees that either (a) the Grantee will pay over to the Company the amount of cash necessary to satisfy such remaining withholding obligation by the time thereafter specified in writing by the Company, or (b) the Company may retain such number of shares of Common Stock covered by this grant as shall be equal in value to the amount of the remaining withholding obligation. Upon due notice from the Grantee, the Company may (in its discretion) satisfy the entire withholding obligation by retaining stock as provided in (b) above in lieu of withholding from the Grantee's cash compensation.

     7. For purposes of this Agreement, the employment of the Grantee with the Company shall not be deemed interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company, by reason of the transfer of his or her employment among the Company and its Subsidiaries.

     8. Nothing contained in this Agreement shall limit whatever right the Company or a Subsidiary might otherwise have to terminate the employment of the Grantee.

     9. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

     10. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee with respect to the shares of Common Stock or other securities covered by this Agreement without the Grantee's consent.

     11. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

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     12. This Agreement is made under, and shall be construed in accordance with, the internal substantive laws of the State of Ohio.

     13. This Agreement is subject to the terms and conditions of the Plan. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.

     EXECUTED as of the 22nd day of February, 1995.

                                          THE LINCOLN ELECTRIC COMPANY


                                          By: ________________________
                                              Title:

     The undersigned Grantee hereby acknowledges receipt of an executed original of this Restricted Stock Agreement and accepts the Restricted Stock granted thereunder.

Dated: __________________________         ____________________________
                                          (Grantee)

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EXHIBIT B TO THIS AGREEMENT IS THE FORM OF INDEMNIFICATION AGREEMENT SUBMITTED
HEREWITH AS EXHIBIT 10(B) AND HAS NOT BEEN REFILED WITH THIS AGREEMENT.

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